Exhibit 99.1


                        Volt Information Sciences Reports
      Third Quarter Results, Announces Authorization for Share Repurchase
                        Program and Stock Incentive Plan


    NEW YORK--(BUSINESS WIRE)--Sept. 8, 2006--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company's third quarter and nine months ended July 30, 2006.
    Volt will conduct a conference call webcast at 11:00 A.M. (EDT) today to discuss third quarter results. The conference call dial-in number is 1-800-857-6028 (domestic) or 1-210-234-0013 (international), passcode: Third Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.
    Attached is a summary of the Company's results of operations and the notes thereto. The notes are an integral part of the summary.

    THIRD QUARTER - FISCAL 2006 RESULTS

    For the third quarter of fiscal 2006 ended July 30, 2006, the Company reported net income of $8.4 million, or $0.53 per share, compared to $5.0 million, or $0.32 per share, in the fiscal 2005 third quarter, an increase of 68%. Net sales for the 2006 quarter increased by 8% to $584.9 million, compared to $543.5 million in last year's comparable quarter. Income before minority interest and income taxes increased by $4.5 million, or 45%, compared to the 2005 comparable quarter. The minority interest was repurchased from Nortel Networks, Inc. on December 29, 2005.

    NINE MONTHS - FISCAL 2006 RESULTS

    For the first nine months of fiscal 2006, the Company reported net income of $17.1 million, or $1.11 per share, compared to net income of $8.7 million, or $0.56 per share, in the comparable fiscal 2005 period, an increase of 97%. Net sales for the first nine months of fiscal 2006 increased by 9% to $1.7 billion, compared to $1.6 billion in last year's comparable period. Income before minority interest and income taxes was $30.1 million in the nine months ended July 30, 2006 compared to $19.2 million in the comparable fiscal 2005 period, an increase of 57%.
    Commenting on the results for the third quarter, Mr. Steven A. Shaw, President and CEO of Volt, stated "We are very pleased with the quarter's results and the continued trends in our businesses, especially in the Staffing Services segment. While increased interest and securitization expense, due to financing levels, rising interest rates and higher year over year professional fees related to Sarbanes-Oxley compliance programs negatively impacted earnings, strong growth for our higher margin Staffing offerings, as well as lower workers compensation and payroll taxes, were the primary factors for the more than doubling of the profits of the Staffing group, and were key drivers in the 34% growth in total segments operating profit. Telecommunications Services reported lower quarterly losses as a result of the reorganization and realignment of the segment. We are extremely pleased by the initiatives deployed and believe the segment is poised for future profitability. The Directory Services segment, whose quarterly results are affected by the timing of the distribution of directories, continues to produce consistent operating results. The Computer Systems acquisition of Varetis in the first quarter, while not yet contributing to the bottom line, combined with the Directory Operator Services business acquired from Nortel Networks and VoltDelta's existing technology, provides us with the strategic resources necessary to deliver a fully integrated end to end global solution and positions the segment well for future growth."

    STAFFING SERVICES

    The $49.1 million, or 11%, increase in sales in the third quarter of fiscal 2006 from the comparable fiscal 2005 period was due to increased staffing business in both the Technical Placement and the Administrative and Industrial divisions. The increase in operating profit of $9.3 million was due to the increase in sales, an increase in gross margin percentage, primarily due to reduced workers' compensation and payroll tax costs, and a decrease in overhead costs as a percentage of sales. The segment has been working closely with customers to better manage worker's compensation costs which are approximately $2.5 million below last year's run rate per quarter.

    COMPUTER SYSTEMS

    The Computer Systems segment's sales increase of $2.5 million, or 6%, in the third quarter of fiscal 2006 over the comparable 2005 period was primarily due to increases in the Maintech division's IT maintenance sales of $1.7 million, or 14%, and $4.2 million of new business as a result of the segment's acquisition of Varetis Solutions in December 2005, partially offset by decreases in the segment's other divisions. The decrease in operating profit of $2.0 million was due to decreased gross margins, an increase in overhead necessary to support the sales increase and additional amortization of intangible assets.

    TELEPHONE DIRECTORY

    The Telephone Directory segment's sales decrease of $2.5 million, or 10%, for the third quarter of fiscal 2006 from the comparable 2005 period resulted from decreases of $1.6 million, or 9%, in the Datanational community telephone directory publishing sales and $1.4 million, or 34%, in the telephone production operations and other sales. The decrease in sales is due to the timing of the delivery of the directories and the sale of the ViewTech division in the third quarter of fiscal 2005. The segment's operating profit decreased by $1.4 million, or 24%, primarily due to the decrease in sales along with a decrease in gross margins.

    TELECOMMUNICATIONS SERVICES

    The Telecommunications Services segment's sales decrease of $8.3 million, or 27%, in the third quarter of fiscal 2006 over the comparable 2005 period was due to decreases of $5.4 million in the Construction and Engineering division and $2.9 million in the Network Enterprise Solutions division. The improvement in operating results of $0.8 million over the same period was due to decreases in overhead costs and an increase in gross margins partially offset by the decrease in sales.

    GENERAL CORPORATE EXPENSES

    The increase in General Corporate expenses compared to the 2005 quarter was related to higher professional fees and costs related to compliance with the Sarbanes-Oxley Act along with expenses necessary to meet the disaster recovery redundancy requirements for business continuity and communications.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents, excluding restricted cash, was $45.3 million at the end of the quarter. At July 30, 2006, the Company had sold a participating interest in accounts receivable of $110.0 million under its securitization program and had the ability to finance an additional $90.0 million under the facility. In August 2006, the agreement was amended to extend the maturity date to April 2009.
    In addition, the Company may borrow under a $40.0 million revolving secured credit facility. The facility requires the maintenance of certain accounts receivable balances in excess of borrowings and terminates in April 2008 unless extended. At July 30, 2006, the Company had borrowed $6.4 million (five million Euros) under the facility.

    VOLT INFORMATION SCIENCES, INC. 2006 INCENTIVE STOCK PLAN AND
SHARE BUYBACK

    The Company also announced that on September 6, 2006 its Board of Directors adopted the "Volt Information Sciences, Inc. 2006 Incentive Stock Plan" subject to approval by vote of shareholders of the Company. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees and Non-Employee Directors that will promote the long-term financial success of the Company and growth in shareholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries, in its ability to motivate, attract, and retain the services of Employees and Non-Employee Directors upon whose judgment, interest, and effort the successful conduct of its operation is largely dependent. The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock and Restricted Stock Units to Employees and Non-Employee Directors of the Company through September 6, 2016. The maximum aggregate number of Shares that may be issued pursuant to awards made under the Plan shall not exceed One Million Five Hundred Thousand (1,500,000) Shares.
    The Company also announced that on September 6, 2006 its Board of Directors had also authorized the repurchase of up to One Million Five Hundred Thousand (1,500,000) shares of the Company's Common Stock from time to time in open market or private transactions at the Company's discretion, subject to market conditions and other factors, in order to fund awards under the "Volt Information Sciences, Inc. 2006 Incentive Stock Plan". The timing and exact number of shares purchased will be at the Company's discretion and will depend on market conditions and is subject to institutional approval for purchases in excess of $8.5 million in fiscal year 2006 under the terms of the Company's credit agreements. This stock buyback program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.

    Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt's web site at http://www.volt.com.

    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.




                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
                         SUMMARY OF OPERATIONS
                              (UNAUDITED)


                         THIRD QUARTER ENDED      NINE MONTHS ENDED
                         July 30,   July 31,     July 30,   July 31,
                           2006       2005         2006       2005
                        ----------------------  ----------------------
                        (Dollars in thousands, except per share data)

Net sales                 $584,914   $543,515   $1,728,233 $1,587,395
                        ======================  ======================

Income before minority
 interest and income
 taxes                     $14,278     $9,821      $30,135    $19,195
Minority interest --
 Note A                          -     (1,451)      (1,021)    (4,704)
                        ----------------------  ----------------------
Income before income
 taxes                      14,278      8,370       29,114     14,491
Income tax provision        (5,925)    (3,404)     (12,028)    (5,806)
                        ----------------------  ----------------------

Net income                  $8,353     $4,966      $17,086     $8,685
                        ======================  ======================


                                        Per Share Data
Basic
  Net income                 $0.54      $0.32        $1.11      $0.57
                        ======================  ======================


Diluted:
  Net income                 $0.53      $0.32        $1.11      $0.56
                        ======================  ======================


Weighted average number
 of shares outstanding
 - basic                15,558,597 15,327,506   15,444,151 15,314,088
                        ======================  ======================

Weighted average number
 of shares outstanding
 - diluted              15,679,159 15,392,071   15,443,510 15,426,727
                        ======================  ======================

                            (Notes Follow)




                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
              SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                              (UNAUDITED)


                         THIRD QUARTER ENDED      NINE MONTHS ENDED
                         July 30,   July 31,     July 30,   July 31,
                           2006       2005         2006       2005
                        ----------------------  ----------------------
                                   (Dollars in thousands)
Net Sales:
Staffing Services --
 Note B
  Traditional Staffing    $484,882   $440,151   $1,415,066 $1,297,067
  Managed Services         281,948    278,339      806,815    888,105
                         ---------------------  ----------------------
  Total Gross Sales        766,830    718,490    2,221,881  2,185,172
  Less: Non-Recourse
   Managed Services       (267,591)  (268,305)    (762,694)  (861,790)
                         ---------------------  ----------------------
Net Staffing Services      499,239    450,185    1,459,187  1,323,382
Telephone Directory         21,426     23,899       54,437     56,972
Telecommunications
 Services                   22,550     30,825       89,959     93,964
Computer Systems            46,305     43,806      139,716    127,920
Elimination of inter-
 segment sales              (4,606)    (5,200)     (15,066)   (14,843)
                         ---------------------  ----------------------

Total Net Sales           $584,914   $543,515   $1,728,233 $1,587,395
                         =====================  ======================

Income (Loss) before
 Minority Interest and
 Income Taxes
Staffing Services          $16,248     $6,952      $35,573    $16,668
Telephone Directory          4,243      5,603       10,521     10,211
Telecommunications
 Services                     (189)      (983)         539     (3,219)
Computer Systems             6,046      8,050       21,632     24,579
                         ---------------------  ----------------------
Total Segment Operating
 Profit                     26,348     19,622       68,265     48,239

General corporate
 expenses                  (10,126)    (9,220)     (32,683)   (26,503)
                         ---------------------  ----------------------
Total Operating Profit      16,222     10,402       35,582     21,736

Interest income and
 other expense              (1,094)      (297)      (3,338)    (1,043)
Foreign exchange gain
 (loss) - net                 (351)       144         (707)      (116)
Interest expense              (499)      (428)      (1,402)    (1,382)
                         ---------------------  ----------------------

Income before Minority
 Interest and Income
 Taxes                     $14,278     $9,821      $30,135    $19,195
                         =====================  ======================

                            (Notes Follow)




                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEET DATA
                              (Unaudited)

                                                July 30,   October 30,
                                                   2006          2005
                                          ----------------------------
Assets                                        (Dollars in thousands)
 Current Assets
   Cash and cash equivalents,                    $45,258      $61,698
   Restricted cash                                23,846       26,421
   Short-term investments                          4,410        4,213
   Trade receivables, net -- Note C              360,597      399,677
   Inventories                                    36,360       33,758
   Deferred income taxes                           8,522       10,246
   Prepaid and other assets                       25,779       19,788
                                          ----------------------------
 Total Current Assets                            504,772      555,801

 Property, plant and equipment, net               78,750       83,272
 Deposits and other assets                         1,901        2,102
 Goodwill                                         50,523       32,623
 Other intangible assets, net                     34,332       14,914
                                          ----------------------------
 Total Assets                                   $670,278     $688,712
                                          ============================

Liabilities and Stockholders' Equity
 Current Liabilities
   Notes payable to bank                         $10,410       $6,622
   Current portion of long-term debt                 461        2,404
   Accounts payable                              172,762      172,788
   Accrued wages and commissions                  56,776       55,081
   Accrued taxes other than income taxes          18,855       17,586
   Other accruals                                 34,007       35,173
   Deferred income and other liabilities          30,101       30,628
   Income taxes payable                              946        1,686
                                          ----------------------------
 Total Current Liabilities                       324,318      321,968

 Accrued insurance                                     -        1,630
 Long-term debt                                   12,948       13,297
 Deferred income taxes                            13,561       13,358
 Minority interest -- Note A                           -       43,444

 Stockholders' Equity                            319,451      295,015
                                          ----------------------------
 Total Liabilities and Stockholders'
  Equity                                        $670,278     $688,712
                                          ============================

                            (Notes Follow)




           VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
              SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                              (UNAUDITED)


A - In December 2005, Volt Delta Resources, LLC ("Volt Delta"), the principal business unit of the Computer Systems segment, purchased from Nortel Networks, Inc. ("Nortel Networks") its 24% minority interest in Volt Delta for $62.0 million, including an excess cash distribution of $5.4 million. Nortel Networks had originally purchased its 24% interest in August of 2004, and under the terms of the original purchase agreement, each party had a one-year option to cause Nortel Networks to sell and Volt Delta to buy the minority interest for an amount ranging from $25.0 million to $70.0 million, exercisable starting August 2006.

    During the first fiscal quarter of 2006, Volt Delta also purchased Varetis Solutions GmbH ("Varetis Solutions") from varetis AG for $24.8 million. The acquisition provides Volt Delta the resources to focus on the evolving global market for directory information systems and services. Varetis Solutions adds technology in the area of wireless and wireline database management, directory assistance/inquiry automation and wireless handset information delivery to Volt Delta's significant technology portfolio.

    The preliminary allocation of the purchase price of the transactions resulted in $17.9 million of goodwill and $20.8 million of intangible assets in fiscal 2006.

B - Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the July 30, 2006 and October 30, 2005 balance sheets.

C - Under a securitization program, the receivables related to the staffing solutions business of the Company are sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary to an unaffiliated third party. During the third quarter of fiscal 2006, the Company reduced the outstanding interest sold from $140.0 million to $110.0 million. The outstanding balance of the participation interest sold was $110.0 million and $100.0 million at April 30, 2006 and October 30, 2005, respectively. Accordingly, the trade receivables included on the July 30, 2006 and October 30, 2005 balance sheets have been reduced to reflect the participation interest sold.




    CONTACT: Volt Information Sciences, Inc.
             Jack Egan and Ron Kochman, 212-704-2400
             voltinvest@volt.com